Exhibit 10.66

*Portions of this document marked [*] are requested to be treated confidentially.

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COMMERCIAL MANUFACTURING AGREEMENT

Salix Pharmaceuticals, Inc., Mesalamine Controlled Release Capsules

This Commercial Manufacturing Agreement (“Agreement”) is made effective as of this 9th day of September, 2008 (“Effective Date”), by and between Salix Pharmaceuticals, Inc., a California corporation, with a place of business at 1700 Perimeter Park Drive, Morrisville, NC, 27560 (“Client”), and Catalent Pharma Solutions, LLC, a Delaware limited liability company with a place of business at 14 Schoolhouse Road, Somerset, New Jersey 08873 (“Catalent”).

RECITALS

A.    Client is a pharmaceutical company that develops, markets and sells pharmaceutical products, including the Product;

B.    Catalent provides contract pharmaceutical development, manufacturing, packaging and analytical services to the pharmaceutical industry;

C.    Client desires to engage Catalent to provide certain services to Client in connection with the processing of Client’s Product, and Catalent desires to provide such services, all pursuant to the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1 “Acknowledgement”	has the meaning set forth in Section 4.3.

1.2    “Affiliate(s)” means, with respect to Client or any third party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity; and with respect to Catalent, Catalent Pharma Solutions, Inc. (“CPS, Inc.”) and any corporation, firm, partnership or other entity controlled by CPS, Inc. For the purposes of this definition, “control” shall mean the ownership of at least 50% of the voting share capital of an entity or any other comparable equity or ownership interest.

1.3    “Agreement” has the meaning set forth in the introductory paragraph, and includes all its Attachments and other appendices (all of which are incorporated herein by reference) and any amendments to any of the foregoing made as provided herein or therein.

1.4    “API” means the compound 5-Amino Salicylic Acid, as further described in the Specifications, as provided in this Agreement.

1.5    “API Inventions” has the meaning set forth in Article 11.

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1.6    “Applicable Laws” means all laws, ordinances, rules and regulations of the United States applicable to the Processing or any aspect thereof and the obligations of Catalent or Client, as the context requires, under this Agreement, as amended from time to time, including (A) all applicable federal, state and local laws and regulations of the United States, (B) the U.S. Federal Food, Drug and Cosmetic Act and (C) cGMP.

1.7    “Batch” means a defined quantity of Product that has been or is being Processed in accordance with the Specifications.

1.8    “Catalent” has the meaning set forth in the introductory paragraph, or any successor or permitted assign. Catalent shall have the right to cause any of its Affiliates to perform any of its obligations hereunder, and Client shall accept such performance as if it were performance by Catalent; provided that any Affiliate shall, at its cost, comply with all Applicable Laws, including without limitation, the Regulatory Approval for the Product, unless Client requests the addition of the Affiliate to the Regulatory Approval.

1.9    “Catalent Indemnitees” has the meaning set forth in Section 13.2.

1.10    “Catalent IP” has the meaning set forth in Article 11.

1.11    “cGMP” means current Good Manufacturing Practices promulgated by the Regulatory Authorities, including within the meaning of 21 C.F.R. Parts 210 and 211, as amended.

1.12    “Client” has the meaning set forth in the introductory paragraph, or any successor or permitted assign.

1.13    “Client Indemnitees” has the meaning set forth in Section 13.1.

1.14    “Client IP” has the meaning set forth in Article 11.

1.15    “Client-supplied Materials” means any materials to be supplied by or on behalf of Client to Catalent for Processing, as provided in Attachment B, including API.

1.16    “Commencement Date” means the first date upon which a Regulatory Authority approves Catalent as a manufacturer of any Product.

1.17    “Confidential Information” has the meaning set forth in Section 10.2.

1.18    “Contract Year” means, with respect to Contract Year 1, the period beginning on the Effective Date and ending on December 31st of the first anniversary of the calendar year following the Commencement Date, and with respect to each Contract Year thereafter, each consecutive calendar year period beginning on January 1st and ending on December 31st.

1.19    “Defective Product” has the meaning set forth in Section 5.1.

1.20    “Effective Date” has the meaning set forth in the introductory paragraph.

1.21    “Exception Notice” has the meaning set forth in Section 5.1.

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1.22    “Facility” means Catalent’s facility located in Winchester, Kentucky, USA or such other facility as agreed in writing by the parties.

1.23    “Firm Commitment” has the meaning set forth in Section 4.2.

1.24    “Invention” has the meaning set forth in Article 11.

1.25    “Losses” has the meaning set forth in Section 13.1.

1.26    [*].

1.27    “Process” or “Processing” means the compounding, filling or pressing, producing and bulk packaging (but not secondary or retail packaging) of the API and Raw Materials into Product, in accordance with the Specifications and under the terms of this Agreement.

1.28    “Processing Date” means the day on which Product is scheduled to be compounded by Catalent, as identified in an Acknowledgement in accordance with Section 4.3.

1.29    “Process Inventions” has the meaning set forth in Article 11.

1.30    “Product” means the fully compounded bulk pharmaceutical product containing the API that has been Processed in accordance with the Specifications.

1.31    “Product Maintenance Services” has the meaning set forth in Section 2.3.

1.32    “Purchase Order” has the meaning set forth in Section 4.3.

1.33    “Quality Agreement” has the meaning set forth in Section 9.7.

1.34    “Raw Materials” means all raw materials, supplies, components and packaging necessary to manufacture and ship Product in accordance with the Specifications, as provided in Attachment B, but not including Client-supplied Materials.

1.35    “Recall” has the meaning set forth in Section 9.6.

1.36    “Regulatory Approval” means any approvals, permits, product and/or establishment licenses, registrations or authorizations, including approvals pursuant to U.S. Investigational New Drug applications, New Drug Applications and Abbreviated New Drug Applications, as applicable, of any Regulatory Authorities that are necessary or advisable in connection with the development, manufacture, testing, use, storage, exportation, importation, transport, promotion, marketing, distribution or sale of Product in the Territory.

1.37    “Regulatory Authority” means the international, federal, state or local governmental or regulatory bodies, agencies, departments, bureaus, courts or other entities in the United States (including the United States Food and Drug Administration) responsible for (A) the regulation

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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(including pricing) of any aspect of pharmaceutical or medicinal products intended for human use or (B) health, safety or environmental matters generally.

1.38    “Review Period” has the meaning set forth in Section 5.1.

1.39    “Rolling Forecast” has the meaning set forth in Section 4.2.

1.40    “Specifications” means the procedures, requirements, standards, quality control testing and other data and the scope of services as set forth in Attachment B, along with any valid amendments or modifications thereto, in accordance with Article 8.

1.41    “Supplier” has the meaning set forth in Section 3.2(B).

1.42    “Term” has the meaning set forth in Section 16.1.

1.43    “Territory” means the United States of America, and any other country that the parties agree in writing to add to this definition of Territory in an amendment to this Agreement.

1.44    “Unit Pricing” has the meaning set forth in Section 7.1(B).

1.45    “Validation Services” has the meaning set forth in Section 2.1.

ARTICLE 2

VALIDATION, PROCESSING & RELATED SERVICES

2.1    Validation Services. Catalent shall perform the qualification, validation and stability services described in Attachment A (the “Validation Services”). Notwithstanding anything to the contrary in this Agreement, the Validation Services shall apply to Client’s [*] for Contract Year 1.

2.2    Supply and Purchase of Product. Catalent shall Process Product in accordance with the Specifications, the Applicable Laws and the terms and conditions of this Agreement.

2.3    Product Maintenance Services. Client will receive product maintenance services (the “Product Maintenance Services”), [*], as applicable. In the event Client does not [*] pursuant to Section 4.1 herein. Catalent shall keep accurate records of any Product Maintenance Services utilized by Client during a given Contract Year. Beginning at the end of Contract Year 2, either, party may request an annual review of the actual usage of Product Maintenance Services and Client shall be entitled to audit Catalent’s records regarding Product Maintenance Services rendered to Client. Thereafter, the parties shall [*].

2.4    Other Related Services. Catalent, shall provide such Product-related services, other than Validation Services, Processing or Product Maintenance Services, as agreed to in writing by the parties from time to time. Such writing shall include the scope and fees for any such services and

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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be appended to this Agreement. The terms and conditions of this Agreement shall govern and apply to such services.

ARTICLE 3

MATERIALS

3.1    API.

A.     Client shall supply to Catalent for Processing, at Client’s sole cost and risk, API, and any other Client-supplied Materials, in quantities sufficient to meet Client’s requirements for Product, as set forth in Article 4. Client shall deliver such items, together with associated certificates of analysis, to the Facility no later than [*] days before, but not earlier than [*] months prior to, the Processing Date upon which such items will be used by Catalent. Client shall be responsible at its expense for securing any necessary export or import clearances or permits required in respect of supply to Catalent of such items. Catalent shall use such items solely and exclusively for Processing of the Product. Prior to delivery of any such items, Client shall provide to Catalent a copy of all associated material safety data sheets, and shall promptly provide any updates or revisions thereto.

B.    Within 30 days of receipt of API or any other Client-supplied Materials by Catalent, Catalent shall inspect such items to verify their identity and test such items to confirm that they meet the associated specifications or certificate of analysis. In the event that Catalent detects a nonconformity with Specifications, Catalent shall give Client prompt oral and written notice of such nonconformity. Catalent shall not be liable for any defects in API or any other Client-supplied Materials, or in Product as a result of defective API or any other Client-supplied Materials, unless Catalent failed to properly perform the foregoing obligations. Catalent shall follow Client’s reasonable written instructions in respect of return or disposal of defective API or any other Client-supplied Materials, at Client’s sole cost and risk.

C.    Client shall retain title to API and any other Client-supplied Materials at all times and shall [*].

3.2    Raw Materials.

A.    Catalent shall be responsible for sourcing and qualifying third-party suppliers of Raw Materials. Catalent shall also be responsible for procuring, inspecting and releasing adequate Raw Materials as necessary to, meet the Firm Commitment, unless otherwise agreed to by the parties in writing. Unless a particular Raw Material can be replaced with the same raw material from another supplier, Catalent shall not be liable for any delay in delivery of Product if (i) Catalent, exercising commercially reasonable efforts, is unable to obtain, in a timely manner, a particular Raw Material necessary for Processing and (ii) Catalent placed orders for such Raw Materials promptly following receipt of Client’s Firm Commitment. In the event that any Raw Material becomes subject to purchase lead time beyond the Firm Commitment time frame, the

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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parties will negotiate in good faith an appropriate amendment to this Agreement, including Sections 3.4 and 4.2.

B.    In certain instances, Client may require a specific supplier, manufacturer or vendor (“Supplier”) to be used for Raw Material. In such an event, (i) such Supplier will be identified in the Specifications, (ii) Client shall be responsible for the timeliness, quantity, and quality of supply of Raw Materials from such Supplier, (iii) Catalent shall not be liable for any defects in Raw Materials from such Supplier, or in Product as a result of such defective Raw Materials, unless Catalent failed to properly perform any testing required by the Specifications, and (iv) the Raw Materials from such Supplier shall be deemed, for purposes of liability hereunder, Client-supplied Materials. If the cost of the Raw Material from any such Supplier is greater than Catalent’s costs for the same raw material of equal quality from other suppliers, Catalent shall notify Client in writing and provide Client with documentary evidence of the same. If Client does not, within 20 business days of its receipt of such notice, designate a lower cost supplier identified in such notice, then Catalent shall [*]. If the documented cost of the Raw Material from any supplier mandated by Client is less than Catalent’s documented cost for the same raw material of equal quality from other suppliers, then Catalent shall [*]. [*] will be responsible for all costs associated with qualification of any such Supplier who has not been previously [*]. Catalent shall maintain an inventory of Raw Materials in sufficient quantities to be able to supply up to [*] per dose strength that is included in the Firm Commitment portion of the most recent Client forecast. Notwithstanding anything to the contrary in this Section 3.2(B), a sole supplier of any Raw Material shall not be deemed a Supplier required by Client, nor shall the Raw Material supplied by such supplier be deemed Client-supplied Materials.

3.3    Artwork and Packaging. Client shall provide or approve, prior to the procurement of applicable components, all artwork, advertising and packaging information necessary for Processing, if any. Such artwork, advertising and packaging information is and shall remain the exclusive property of Client, and Client shall be solely responsible for the content thereof. Such artwork, advertising and packaging information or any reproduction thereof may not be used by Catalent in any manner other than performing its obligations hereunder.

3.4    Reimbursement for Materials. In the event of (A) a Specification change for any reason, (B) obsolescence of any Raw Material or (C) further to Section 16.3(C), termination or expiration of this Agreement, [*] shall bear the cost of any unused Raw Materials (including packaging), so long as [*].

ARTICLE 4

[*], PURCHASE ORDERS & FORECASTS

4.1    [*].

4.2    Forecast. On or before the 15th day of each calendar month, beginning at least 90 days prior to the anticipated Commencement Date, Client shall furnish to Catalent a written [*] rolling

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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forecast of the quantities of Product that Client intends to order from Catalent during such period (“Rolling Forecast”). The first [*] months of such Rolling Forecast shall constitute a binding order for the quantities of Product specified therein (“Firm Commitment”) and the following [*]; of the Rolling Forecast shall be non-binding, good faith estimates; provided however that Client shall be obligated to provide purchase orders for the Firm commitment. If Client fails to timely provide a Rolling Forecast, the most recently provided Rolling Forecast shall be deemed resubmitted for the then-current [*].

4.3    Purchase Orders.

A.    From time to time as provided in this Section 4.3(A), Client shall submit to Catalent a [*] purchase order for Product specifying the number of Batches to be Processed, the Batch size (to the extent the Specifications permit Batches of different sizes) and the requested delivery date for each Batch (“Purchase Order”); provided, that no Purchase Order may be for less than [*]. Concurrently with the submission of each Rolling Forecast, Client shall submit a Purchase Order for the Firm Commitment. Purchase Orders for quantities of Product in excess of the Firm Commitment shall be submitted by Client at least [*] days in advance of the delivery date requested in the Purchase Order (“Lead Time Requirement”). Catalent shall be obligated to accept any Purchase Order that meets the Lead Time Requirement and that is for a quantity of Product that does not exceed [*] of the quantity of Product set forth and agreed upon in the Firm Commitment. Catalent may reject Purchase Orders in excess of [*] more than the Firm Commitment. Failure to provide a Purchase Order does not absolve Client of its obligation regarding the Firm Commitment.

B.    Catalent shall confirm in writing that a Purchase Order has been accepted within [*] business days of receipt thereof by written acknowledgement (“Acknowledgement”) that it accepts or rejects such Purchase Order. Each Acknowledgement shall include the Processing Date and shall either confirm the delivery date set forth in the Purchase Order or set forth a reasonable alternative delivery date; provided that any alternative delivery date proposed by Catalent is within [*] business days of the delivery date set forth in the Purchase Order. Catalent’s failure to timely provide an Acknowledgement shall be deemed an acceptance of Client’s Purchase Order.

C.    Notwithstanding Section 4.3(A), Catalent shall use commercially reasonable efforts to supply Client with quantities of Product which are up to [*]% in excess of the quantities specified in the Firm Commitment, subject to Catalent’s other supply commitments and manufacturing, packaging and equipment capacity; provided, that Catalent’s failure to supply Client with quantities in excess of the quantities specified in the Firm Commitment shall not constitute a breach of this Agreement by Catalent.

D.    In the event of a conflict between the terms of any Purchase Order or Acknowledgement and this Agreement, the terms of this Agreement shall control.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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4.4    Postponement of Processing Date. Notwithstanding Section 4.5, Catalent reserves the right to postpone the Processing Date of all, or any part of, a Purchase Order upon written notice to Client, if Client refuses or fails to timely supply conforming API or any other Client-supplied Materials in accordance with Section 3.1. In such event, Catalent shall exercise commercially reasonable efforts to reschedule the Processing Date within a reasonable time and the parties shall negotiate in good faith a reasonable alternative delivery date for the Product subject to the affected Purchase Order.

4.5    Modification of Purchase Orders. An accepted Purchase Order may be modified only, by a written change order signed by both parties. Unless otherwise specifically agreed by the parties pursuant to a written change order, both Client shall remain responsible for the Firm Commitment and Catalent shall Process the Product in accordance with the Firm Commitment.

4.6    Delivery. Catalent shall use commercially reasonable efforts to deliver in the quantity and on the shipment date specified for it on the Purchase Order, via the mode(s) of transportation and to the party and destination specified on such Purchase Order. Catalent shall provide Client with as much advance notice as possible (and will use its best efforts to provide at least [*] days advance notice where possible) if Catalent determines that any Processing will be delayed or eliminated for any reason.

4.7    Observation of Processing. In addition to Client’s audit right pursuant to Section 9.5, Client may send up to [*] representatives to the Facility to observe Processing for a maximum of [*] days per Contract Year (unless otherwise agreed by Catalent in writing), so long as Client provides Catalent at least [*] days’ advance written notice of the attendance of such Client representatives, including the name and title of each such representative. [*] shall be given access to Catalent’s Facility only upon Catalent’s consent, which consent shall not be unreasonably withheld. Such representatives shall abide by all Catalent safety rules and other applicable employee policies and procedures, and Client shall be responsible for such compliance. [*].

4.8    Inability to Supply. If Catalent determines that it will not be able to supply Products to Client in material satisfaction of the most recent Firm Commitment, Catalent shall promptly notify Client in writing of such determination, which notice shall provide Client with the details on the extent of the expected shortfall of supply, the causes of such inability to supply, and Catalent’s proposed solution to the problem. Upon such notice of a supply problem, or in any event upon Catalent’s failure to timely deliver Product in accordance with Client’s Purchase Order, (i) Client and Catalent will immediately meet and work together, in good faith, to identify an appropriate resolution to the supply problem, provided that Section 4.9 shall become applicable in the absence of any such resolution, and (ii) Catalent shall, during any such shortfall of supply, use commercially reasonable efforts to continue to supply Products to Client.

4.9    Back-Up Trigger. In. the event that Catalent is unable for any reason to timely supply Client with Purchase Orders made in accordance with Article 4 other than for reasons attributable to Client’s negligence, intentional wrongful actions, failure to supply API, or default

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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hereunder and such inability to supply lasts longer than [*] consecutive days, then in addition to, and without limitation of, any legal or equitable remedies available to Client as a result of any breach of this Supply Agreement by Catalent, Client shall be free to engage a third party manufacturer for the Product or manufacture it directly upon written notice to Catalent, and Catalent shall reasonably cooperate with Client and such third party to effectuate the limited transfer of Product from Catalent to Client or such third parry, as appropriate, to enable Client or the third party to manufacture Product; provided, however, that, during the Initial Term, upon receiving notice from Catalent that Catalent is in a position to [*].

ARTICLE 5

TESTING; SAMPLES; RELEASE

5.1    Testing; Releasing; Rejection. Within [*] days after Catalent completes Processing of a Batch, Catalent shall provide Client or its designee with a certificate of analysis for such Batch. Client shall be responsible for final release of Product (including testing), at its cost. Following Client’s receipt of a shipment of a Batch, Client or Client’s designee may test samples of such Batch to confirm that the Specifications have been met. Unless within [*] days after Client’s receipt of a Batch (“Review Period”), Client or its designee notifies Catalent in writing (an “Exception Notice”) that such Batch does not meet the warranty set forth in Section 12.1 (“Defective Product”), the Batch shall be deemed accepted by Client and Client shall have no right to reject such Batch. However, Client’s acceptance of a Batch shall not preclude a subsequent rejection of such Batch or any portion thereof following discovery of latent defects in such Batch, including discovery of any substance that would cause Product to be adulterated within the meaning of the United States Food, Drug, and Cosmetic Act. Client must notify Catalent in writing within [*] days of discovery of a latent defect, and such discovery shall not exceed [*] after Processing. Upon timely receipt of an Exception Notice from Client, Catalent shall conduct an appropriate investigation in its discretion to determine whether or not it agrees with Client that Product is Defective Product and to determine the cause of any nonconformity.

If a shipment or partial shipment is rejected by Client pursuant to the provisions of this Section 5.1, Client shall return to Catalent at Catalent’s request and expense (or, at the election of Client, destroy and provide evidence of such destruction to Catalent) any such rejected portion of the Batch. Catalent shall (i) credit the original invoice and credit the amount, if any, paid by Client in respect of the rejected portion of the Batch (provided that if there are no additional Purchase Orders under this Agreement, the amount of the credit shall be converted into a refund and Catalent shall refund such amount to Client) if Catalent agrees that the applicable portion of the Batch is non-conforming, and (ii) adjust the invoice to Client for any portion of the Batch that was not rejected, payment of which is due in accordance with the terms of the original invoice. However, the provisions of this Section 5.1 are subject to Limitations of Liability contained in Article 14.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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During the pendency of any rejection discussions Catalent shall, at Client’s request, use commercially reasonable efforts to promptly supply Client with additional Product, which Client shall purchase on the same terms as Product that is the subject of the rejection discussions.

5.2    Discrepant Results. In the event of a disagreement between the parties regarding whether Product is Defective Product, which disagreement cannot be resolved by the parties within [*] days of the date of the Exception Notice, the parties shall cause a mutually agreeable independent third party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged Defective Product and its components, including API and other Client-supplied Materials. The independent party’s results as to whether or not Product is Defective Product and the cause of any nonconformity shall be final and binding. Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by [*]. In the event the cause of nonconformity cannot be determined or assigned, the costs associated with the Defective Product and the replacement of the same shall be shared equally between the parties.

5.3    Defective Processing. Catalent will, at Client’s option, either replace any Batch of Defective Product, or credit any payments made by Client for such rejected Batch. THE OBLIGATION OF CATALENT TO REPLACE DEFECTIVE PRODUCT OR CREDIT PAYMENTS MADE BY CLIENT FOR DEFECTIVE PRODUCT SHALL BE [*].

5.4    Supply of Material for Defective Product. In the event Catalent replaces Defective Product pursuant to Section 5.3, Client shall supply, at Catalent’s cost, subject to Section 14.1 herein, Catalent with sufficient quantities of API, and other Client-supplied Materials in order for Catalent to complete such replacement Batch.

ARTICLE 6

DELIVERY

6.1    Delivery. Catalent shall segregate and store all Product until acceptance as set forth in Section 5.1. Catalent shall tender Product for delivery [*] the Facility promptly following Catalent’s release of Product. [*] shall be responsible for all costs and risk of loss associated with shipment of the Product. Client shall designate a qualified carrier to Catalent.

6.2    Failure to Take Delivery. If Client fails to take delivery of any Product on any scheduled delivery date, Catalent shall store such Product as Client’s agent, and [*]. For each such Batch of stored Product, Client agrees that: (A) [*], (B) [*], (C) [*], (D) [*], and (E) [*]. Within 5 days following a written request from Catalent, Client shall provide Catalent with a letter confirming items (A) through (E) of this Section for each Batch of stored Product.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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ARTICLE 7

PAYMENTS

7.1    Fees. In consideration for Catalent performing services hereunder:

(A)    Client shall pay to Catalent any unpaid fees for Validation Services set forth on Attachment A. Such fees shall be paid within [*] days following invoice, which invoice shall be submitted to Client by Catalent upon the completion of the relevant phase of the Validation Services.

(B)    Client shall pay Catalent the unit pricing for Product set forth on Attachment C (“Unit Pricing”). Such fees shall be paid within [*] days following invoice, which invoice shall be submitted to Client by Catalent upon tender of delivery of Product as provided in Section 6.l.

(C)    Subject to Section 2.3, Client shall [*] set forth on Attachment C. Such [*] shall be submitted to Client by Catalent upon the anniversary of each Contract Year during the Term. However, [*] will be [*].

(C)    Other Fees. Client shall pay Catalent for all other fees and expenses of Catalent owing in accordance with the terms of this Agreement, including pursuant to Sections 2.4, [*], [*] and 16.3. Such fees and expenses shall be paid within [*] days [*], which invoice shall be submitted to Client by Catalent as and when appropriate.

7.2    Unit Pricing Adjustments. Beginning on January 1, [*], the Unit Pricing shall be subject to an [*] price adjustment, effective on each anniversary date of the first [*] following the Effective Date. For any increases in Unit Pricing, the increase shall not exceed [*]. Catalent will provide Client with reasonable supporting documentation for such increase at least ninety (90) days prior to a proposed price increase. Alternatively, for any decreases in Unit Pricing that may result from i) cooperative efforts between Catalent and Client relating to the manufacture of the Product, ii) a decrease in the cost of labor or Raw Materials, or iii) Catalent experiencing a decrease in the cost of manufacture of the Product, Catalent shall notify Client and grant Client a reduction in Unit Pricing equal to at least [*] of the related cost reduction.

7.3    Intentionally Omitted.

7.4    Payment Terms. Client shall make payment in U.S. dollars, and otherwise as directed in the applicable invoice. In the event payment on an undisputed invoice is not received by Catalent on or before the [*] day after the [*], then Catalent may, in addition to any other remedies available at equity or in law, at its option, elect to do any one or more of the following: (A) [*]; (B) suspend any further performance hereunder until such invoice is paid in full; and/or (C) terminate this Agreement pursuant to Section 16.2(B). For the avoidance of doubt, Catalent shall not be permitted to suspend performance or terminate the Agreement, and [*] on any portion of an invoice disputed in good faith by Client. In the event Client disputes all or any portion of an

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invoice, Client shall notify Catalent of the dispute within [*] days of Client’s receipt of the invoice, and the parties shall negotiate in good faith with respect to any disputed amount.

7.5    Taxes. All taxes, duties and other amounts assessed (excluding tax based on net income and franchise taxes) on services, components, API or Product prior to or upon provision or sale to Catalent or Client, as the case may be, and on any other Client-supplied Materials, are the responsibility of Client, and Client shall reimburse Catalent for all such taxes, duties or other expenses paid by Catalent or such sums will be added to invoices directed at Client, where applicable.

7.6.    Client and Third Party Expenses. Except as may be expressly covered by Product Maintenance Service [*], Client shall be responsible for [*]% of its own and all third-party expenses associated with the development, Regulatory Approvals and commercialization of Product, including regulatory filings and post-approval marketing studies.

7.7    Development Batches. Each Batch produced under this Agreement, including those necessary to support the validation portion of Client’s submissions for Regulatory Approvals, will be considered to be a “development batch” unless and until Processing has been validated. Client shall be responsible for the cost of each such Batch, even if such Batch fails to meet the Specifications, unless Catalent was grossly negligent in the manufacture of the out-of Specification Batch. Catalent and Client shall cooperate in good faith to resolve any problems causing the out-of-Specification Batch.

ARTICLE 8

CHANGES TO SPECIFICATIONS

All Specifications and any changes thereto agreed to by the parties from time to time shall be in writing, dated and signed by the parties. Any change to the Process requested in writing by Client shall be deemed a Specification change. No change in the Specifications shall be implemented by Catalent, whether requested by Client or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change (including any change to Unit Pricing). Catalent shall respond promptly to any request made by Client for a change in the Specifications, and both parties shall use commercially reasonable, good faith efforts to agree to the terms of such change in a timely manner. As soon as possible after a request is made for any change in Specifications, Catalent shall notify Client of the costs associated with such change and shall provide such supporting documentation as Client may reasonably require. Client shall pay all costs associated with such agreed upon changes as set forth in a written amendment to the Specifications signed by the parties. If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall control. Catalent reserves the right to postpone effecting changes to the Specifications until such time as the parties agree to and execute the required written amendment.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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ARTICLE 9

RECORDS; REGULATORY MATTERS

9.1    Batch Records and Data. Within [*] days following the completion of Processing of each Batch, Catalent shall provide Client with properly completed copies of Batch records prepared in accordance with the Specifications; provided, that if testing reveals an out-of-Specification result, Catalent shall provide such Batch records within [*] days following resolution of the out-of Specification result.

9.2    Recordkeeping. Catalent shall maintain materially complete and accurate books, records, test and laboratory data, reports and all other information relating to Processing, including all information required to be maintained by Applicable Laws, in accordance with Catalent standard operating procedures. Such information shall be maintained in forms, notebooks and records for a period of at least [*] years from the relevant finished Product expiration date or longer if required under Applicable Laws.

9.3    Regulatory Compliance. Client shall be solely responsible for and will obtain all Regulatory Approvals, including any applications and amendments in connection therewith. Catalent will be responsible to maintain all permits and licenses required by any Regulatory Authority with respect to the Facility generally, and for its performance of services hereunder. During the Term, Catalent will assist Client with all regulatory matters relating to Processing, at Client’s request and at [*] expense. Each party intends and commits to cooperate to satisfy all Applicable Laws relating to Processing.

9.4    Governmental Inspections and Requests. Catalent shall promptly advise Client, and in any event within [*], if an authorized agent of any Regulatory Authority visits the Facility concerning the Processing. Catalent shall furnish to Client a copy of the report by such Regulatory Authority, if any, within [*] business days of Catalent’s receipt of such report. Further, upon receipt of a Regulatory Authority request to inspect the Facility or audit Catalent’s books and records with respect to Processing, Catalent shall notify Client within [*], and shall provide Client with a copy of any written document received from such Regulatory Authority within [*] business days.

9.5    Client Inspections and Audits.

A.    During the Term, duly-authorized employees, agents and representatives of Client shall be granted access upon at least [*] prior notice and at reasonable times during regular business hours to (i) the portion of the Facility where Catalent performs Processing, (ii) relevant personnel involved in Processing and (iii) Processing records described in Section 9.2, in each case solely for the purpose of inspecting and verifying that Catalent is Processing in accordance with cGMPs, the Specifications and the Product master Batch records. Client shall provide the name and title of each such employee, agent or representative to Catalent. Agents or independent contractors of Client shall be given access to Catalent’s Facility [*]. Client shall indemnify

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Catalent for any and all acts or omissions of Client’s employees, agents, and representative while on Catalent’s premises.

B.    Client’s Quality Assurance Manager will arrange audit visits with Catalent Quality Management. Inspections shall be designed to minimize disruption of operations at the Facility. Client may not conduct an inspection under this Section 9.5 more than [*] during any 12-month period; provided, that additional inspections may be conducted in the event there is a material quality or compliance issue concerning Product or its Processing.

9.6    Recall. In the event Catalent believes a recall, field alert, Product withdrawal or field correction (“Recall”) may be necessary with respect to any Product provided under this Agreement, Catalent shall immediately notify Client in writing. Catalent will not act to initiate a Recall without the express prior written approval of Client, unless otherwise required by Applicable Laws. In the event Client believes a Recall may be necessary with respect to any Product provided under this Agreement, Client shall immediately notify Catalent in writing and Catalent shall provide all necessary cooperation and assistance to Client. The cost of any Recall shall be borne by [*] and [*] shall reimburse [*] for expenses incurred with any Recall, in each case unless such Recall is caused solely by [*] breach of its obligations under this Agreement or Applicable Laws or its negligence or willful misconduct, then such cost shall be borne by [*] and [*] shall reimburse [*] for expenses incurred with any Recall. For purposes hereof, such cost shall be limited to reasonable, actual and documented administrative costs incurred by [*] for such Recall and replacement of the Product subject to Recall, in accordance with Article 5; provided, that NEITHER PARTY SHALL BE LIABLE IN ANY EVENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES PROVIDED, HOWEVER, FOR PURPOSES OF CLARITY, THAT INDEMNIFIABLE LOSSES UNDER ARTICLE 13 SHALL NOT BE CHARACTERIZED AS INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL TO CLIENT OR CATALENT SOLELY ON THE BASIS THAT SUCH LOSSES ARISE FROM SUCH DAMAGES SUFFERED BY THE THIRD PARTY. In the event that a Recall of Product, for which [*].

9.7    Quality Agreement. Within [*] months after the Effective Date, the parties shall negotiate in good faith and enter into a Quality Agreement substantially in the form attached hereto as Attachment D (the “Quality Agreement”). The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with cGMP, the provisions of the Quality Agreement shall govern. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to any commercial matters, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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ARTICLE 10

CONFIDENTIALITY AND NON-USE

10.1    Mutual Obligation. Catalent and Client each agrees that it will not use the other party’s Confidential Information except in connection with the performance of its obligations hereunder and will not disclose the other parry’s Confidential Information to any third parry without the prior written consent of the other party, except as required by law, regulation or court or administrative order; provided, that prior to making any such legally required disclosure, the party making such disclosure shall give the other party as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances. Notwithstanding the foregoing, each party may disclose the other party’s Confidential Information to any of its employees, representatives or Affiliates that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Article and (C) agree to be bound by the terms of this Article.

10.2    Definition. As used in this Agreement, the term “Confidential Information” includes all such information furnished by Catalent or Client, or any of their respective representatives or Affiliates, to the other party or its representatives or Affiliates, whether furnished before, on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, or any of their respective representatives or Affiliates, containing or based in whole or in part on any such information furnished by the other party or its representatives or Affiliates. Confidential Information also includes the existence of this Agreement and its terms.

10.3    Exclusions. Notwithstanding Section 10.2, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (B) is already known by the receiving party at the time of disclosure as evidenced by the receiving party’s written records, (C) becomes available to the receiving party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis or (D) was or is independently developed by or for the receiving party without reference to the Confidential Information of the other party as evidenced by the receiving party’s written records.

10.4    No Implied License. Except as expressly set forth in Section 10.1, the receiving party will obtain no right of any kind or license under any Confidential Information of the disclosing party, including any patent application or patent, by reason of this Agreement. All Confidential Information will remain the sole property of the party disclosing such information or data, subject to Article 11.

10.5    Return of Confidential Information. Upon expiration or termination of this Agreement, the party receiving Confidential Information will cease its use and, upon request, within 30 days

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either return or destroy (and certify as to such destruction) all Confidential Information of the other party, including any copies thereof, except for a single copy thereof which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement.

10.6    Survival. The obligations of this Article will terminate [*] years from the expiration or termination of this Agreement, except with respect to trade secrets, for which the obligations of this Article will continue for so long as such information remains a trade secret under applicable law.

ARTICLE 11

INTELLECTUAL PROPERTY

For purposes hereof, “Client IP” means all intellectual property and embodiments thereof owned by or licensed to Client as of the date hereof or developed by Client other than in connection with this Agreement; “Catalent IP” means all intellectual property and embodiments thereof owned by or licensed to Catalent as of the date hereof or developed by Catalent other than in connection with this Agreement; “Invention” means any intellectual property developed by either party in connection with this Agreement; “API Inventions” means any Invention that relates exclusively to the Client IP or Client’s patented API; and “Process Inventions” means any Invention, other than an API Invention, that relates exclusively to the Catalent IP or relates to developing, formulating, manufacturing, filling, processing, packaging, analyzing or testing pharmaceutical products generally. All Client IP and API Inventions shall be owned solely by Client and no right therein is granted to Catalent under this Agreement, except that Catalent shall have a non-exclusive, royalty-free license to such items solely to the extent necessary to perform its obligations under this Agreement. All Catalent IP and Process Inventions shall be owned solely by Catalent and no right therein is granted to Client under this Agreement. The parties shall cooperate to achieve the allocation of rights to Inventions anticipated herein and each party shall be solely responsible for costs associated with the protection of its intellectual property.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1    Catalent. Catalent represents, warrants and undertakes to Client that

A.    at the time of delivery by Catalent as provided in Section 6.1, Product shall have been Processed in accordance with Applicable Laws and in conformance with the Specifications and shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws; provided, that Catalent shall not be liable for defects attributable to API or other Client supplied Materials (including artwork, packaging and labeling); and

B.    it shall not a employ, contract with, or retain any person directly or indirectly to perform any services under this Agreement if such person (a) is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a or its successor

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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provisions, or (b) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. § 312.70 or its successor provisions, and it has not engaged in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions. If, during the Term, Catalent or any person employed or retained by it (i) comes under investigation by the FDA or other Governmental Authority for a debarment action or disqualification, (ii) is debarred or disqualified, or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, Catalent shall immediately notify Client of the same.

12.2    Client. Client represents, warrants and undertakes to Catalent that:

A.    to the best of its knowledge, the API and all other Client-supplied Materials shall have been produced in accordance with Applicable Laws, shall comply, with the Specifications, shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws, and shall have been provided in accordance with the terms and conditions of this Agreement;

B.    to the best of its knowledge, no material safety data sheets are applicable to Product, API or any other Client-supplied Materials, except as provided to Catalent in writing by Client in sufficient time for review and training by Catalent;

C.    all Product delivered to Client by Catalent will be held, used and disposed of by or on behalf of the Client in accordance with Applicable Laws, and Client will otherwise comply with all laws, rules, regulations and guidelines applicable to Client’s performance under this Agreement and its use of Product provided by Catalent under this Agreement;

D.    Client will not release any Batch of Product if the required certificates of analysis indicate that Product does not comply with the Specifications;

E.    to its knowledge, Client has all necessary authority to use and to permit Catalent to use pursuant to this Agreement all intellectual property related to Product, API, all other Client-supplied Materials (including artwork), and the Processing of the foregoing, including any copyrights, trademarks, trade secrets, patents, inventions and developments;

F.    the content of all artwork provided to Catalent shall comply with all Applicable Laws; and

G.    to its knowledge, the work to be performed by Catalent under this Agreement will not violate or infringe upon any trademark, tradename, copyright, patent, trade secret, or other intellectual property or other right held by any person or entity.

12.3    Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER PARTY, AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

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ARTICLE 13

INDEMNIFICATION

13.1    Indemnification by Catalent. Catalent shall defend, indemnify and hold harmless Client, its Affiliates, and their respective directors, officers, employees and agents (“Client Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and reasonable investigative costs) in connection with any suit, demand or action by any third party (“Losses”) arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement or (B) any negligence or willful misconduct by Catalent or its Affiliates; in each case except to the extent that any of the foregoing arises out of or results from any Client Indemnitee’s negligence, willful misconduct or breach of this Agreement.

13.2    Indemnification by Client. Client shall defend, indemnify and hold harmless Catalent, its Affiliates, and their respective directors, officers, employees and agents (“Catalent Indemnitees”) from and against any and all Losses arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement, (B) any manufacture, packaging, sale, promotion, distribution or use of or exposure to Product, API or any other Client-supplied Materials, including product liability or strict liability, (C) [*], (D) [*], (E) [*], or (F) any negligence or willful misconduct by Client or its Affiliates; in each case except to the extent that any of the foregoing arises out of or results from any Catalent Indemnitee’s negligence, willful misconduct or breach of this Agreement.

13.3    Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification (A) promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure, (B) allowing the indemnifying party, if the indemnifying party so requests, to conduct and control the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense), (C) cooperating with the indemnifying party in the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense) and (D) not compromising or settling any claim or liability without prior written consent of the indemnifying party.

ARTICLE 14

LIMITATIONS OF LIABILITY

14.1    CATALENT’S LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED API OR OTHER CLIENT-SUPPLIED MATERIALS, WHETHER OR NOT SUCH API OR CLIENT-SUPPLIED MATERIALS ARE INCORPORATED INTO PRODUCT, SHALL NOT EXCEED [*].

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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14.2    CATALENT’S TOTAL LIABILITY FOR [*] UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED $[*].

14.3    EXCEPT AS SET FORTH IN SECTION 14.2 ABOVE, OR IN THE EVENT OF CATALENT’S [*], CATALENT’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED $[*]. THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION 14.3 SHALL NOT APPLY TO LOSSES OWING TO CLIENT UNDER SECTION 13.1, WITH RESPECT TO AMOUNTS PAID BY CLIENT TO THIRD PARTIES FOR BODILY INJURY.

14.4    NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (PROVIDED, HOWEVER, FOR PURPOSES OF CLARITY, THAT INDEMNIFIABLE LOSSES UNDER ARTICLE 13 SHALL NOT BE CHARACTERIZED AS INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL TO CLIENT OR CATALENT SOLELY ON THE BASIS THAT SUCH LOSSES ARISE FROM SUCH DAMAGES SUFFERED BY THE THIRD PARTY) OR LOSS OF REVENUES, REPUTATION, PROFITS OR DATA ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 15

INSURANCE

15.1    Catalent Insurance. Catalent shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (A) Commercial General Liability Insurance with a per-occurrence limit of not less than an amount equivalent to $[*]; (B) Products and Completed Operations Liability Insurance with a per-occurrence limit of not less than an amount equivalent to $[*]; (C) Workers Compensation and Employers Liability Insurance, with statutory limits for Workers Compensation and Employers Liability limits of not less than an amount equivalent to $[*] per accident; and (D) Professional Services Errors & Omissions Liability Insurance with per-claim and aggregate limits of not less than an amount equivalent to $[*]. The parties hereby acknowledge and agree that Catalent may self-insure all or any portion of the required insurance. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than [*] following the expiration or termination of this Agreement. [*]. Catalent shall furnish to Client a certificate of insurance or other evidence of the required insurance [*] as soon as practicable after the Effective Date and within 30 days after renewal of such policies. Each insurance policy which is required under this Agreement, other than self insurance, shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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15.2    Client Insurance. Client shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (A) Commercial General Liability Insurance with a per occurrence limit of not less than an amount equivalent to $[*]; (B) Products and Completed Operations Liability Insurance (including coverage for Product used in clinical trials) with a per occurrence limit of not less than an amount equivalent to $[*]; (C) Workers Compensation and Employers Liability Insurance with statutory limits for Workers Compensation and Employers Liability limits of not less than an amount equivalent to $[*] per accident; and (D) All Risk Property Insurance, [*], in an amount equal to [*]. The parties hereby acknowledge and agree that Client may self-insure all or any portion of the above-required insurance. Client shall maintain levels of insurance or self insurance sufficient to meet its obligations under this Agreement. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than [*] following the expiration or termination of this Agreement. [*]. Client shall furnish certificates of insurance evidencing the required insurance policies and [*] to Catalent as soon as practicable after the Effective Date and within 30 days after renewal of such policies. Each insurance policy that is required under this Agreement shall be obtained, from an insurance carrier with an A.M. Best rating of at least A- VII.

ARTICLE 16

TERM AND TERMINATION

16.1    Term. This Agreement shall commence on the Effective Date and shall continue until the end of the fifth Contract Year, unless earlier terminated in accordance with Section 16.2 (as may be extended in accordance with this Section, the “Initial Term”). The Term shall automatically be extended for successive 3-year periods (each, a “Renewal Term”), unless and until one party gives the other party at least 24 months’ prior written notice of its desire to terminate as of the end of the then-current Term (the Initial Term and any Renewal Terms are herein collectively referred to as the “Term”).

16.2 Termination.	This Agreement may be terminated immediately without further action:

A.    by either party if the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within 30 days, or takes any equivalent or similar action in consequence of debt in any jurisdiction; or

B.    by either party if the other party materially breaches any of the provisions of this Agreement and such breach is not cured within 60 days after the giving of written notice requiring the breach to be remedied.; provided, that in the case of a failure of Client to make undisputed payments in accordance with the terms of this Agreement, Catalent may terminate

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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this Agreement if such payment breach is not cured within 30 days of receipt of notice of nonpayment from Catalent.

C.    by either party for any reason or no reason upon 24 months prior written notice to the other party.

D.    by Client upon written notice to Catalent in the event of [*].

16.3    Effect of Termination. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination. In the event of a termination of this Agreement:

A.    Catalent shall promptly return to Client, at [*] expense and at Client’s direction, any remaining inventory of Product, API or other Client-supplied Materials; provided, that Catalent shall have no obligation to so return such items until [*];

B.    Client shall pay Catalent all invoiced amounts outstanding hereunder, [*]; and

C.    in the event that this Agreement is terminated for any reason other than by Client pursuant to Section 16.2(A) or (B) or by Catalent pursuant to Section 16.2(C), Client shall pay Catalent for [*].

16.4    Survival. The rights and obligations of the parties shall continue under Articles 11 (Intellectual Property), 13 (Indemnification), 14 (Limitations of Liability), 17 (Notice), 18 (Miscellaneous); under Articles 10 (Confidentiality and Non-Use) and 15 (Insurance), in each case to the extent expressly stated therein; and under Sections 7.4 (Payment Terms), 7.5 (Taxes), 7.6 (Client and Third Party Expenses), 9.2 (Recordkeeping), 9.6 (Recall), 12.3 (Limitations on Warranties), 16.3 (Effect of Termination) and 16.4 (Survival), in each case in accordance with their respective terms if applicable, notwithstanding expiration or termination of this Agreement.

ARTICLE 17

NOTICE

All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally; (B) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (C) when delivered if sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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To Client:	Salix Pharmaceuticals, Inc.
1700 Perimeter Park Drive
Morrisville, NC 27560
USA
Attn: AVP, Pharmaceutical Development and Manufacturing

With a copy to:	Salix Pharmaceuticals, Inc.
1700 Perimeter Park Drive
Morrisville, NC 27560
USA
Attn: General Counsel

To Catalent:	Catalent Pharma Solutions, LLC
1100 Enterprise Drive
Winchester, KY 40391
USA
Attn: VP, General Manager
Fax: 859-745-6636

With a copy to:	Catalent Pharma Solutions, LLC
14 Schoolhouse Road
Somerset, NJ 08873
USA
Attn: General Counsel (Legal Department)
Fax: 732-537-6491

ARTICLE 18

MISCELLANEOUS

18.1    Entire Agreement; Amendments. This Agreement, together with the Quality Agreement, as well as that certain Confidentiality Agreement dated June 1, 2004 between the parties, constitutes the entire understanding between the parties, and supersedes any contracts, agreements or understandings (oral or written) of the parties, with respect to the subject matter hereof, including, for avoidance of doubt, that certain quotation letter (QTE-SAL.07.1207.00) dated December 7, 2007, and that certain quotation letter (QTE-SAL.09-2665.01). No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise expressly provided in this Agreement.

18.2    Captions; Certain Conventions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (A). words of any gender include each other gender, (B) words such as “herein”, “hereof’, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (C) words using the singular shall include the plural, and vice versa, (D) the words “include(s)” and “including” shall be deemed to be followed by the phrase “but

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not limited to”, “without limitation” or words of similar import, (E) the word “or” shall be, deemed to include the word “and” (e.g., “and/or”) and (F) references to “Article,” “Section,” “subsection,” “clause” or other subdivision, or to an Attachment or other appendix, without reference to a document are to the specified provision or Attachment of this Agreement. This Agreement shall be construed as if it were drafted jointly by the parties.

18.3    Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

18.4    No Waiver. Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

18.5    Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

18.6    Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent. Neither party shall have any responsibility for the hiring, termination or compensation of the other party’s employees or contractors or for any employee benefits of any such employee or contractor.

18.7    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party’s consent, assign this Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning party or the assigning party’s business unit responsible for performance under this Agreement.

18.8    No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties named herein and their respective successors and permitted assigns.

18.9    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, USA excluding its conflicts of law provisions.

18.10    Alternative Dispute Resolution. If any dispute arises between the parties in connection with this Agreement, such dispute shall be presented to the respective presidents or senior executives of Catalent and Client for their consideration and resolution. If such parties cannot reach a resolution of the dispute, then such dispute shall be referred to non-binding mediation. If the parties are unable to resolve their dispute at mediation within 120 days following referral of such dispute, either party shall be free to pursue any and all legal remedies available to such party.

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18.11    Prevailing Party. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs in such proceeding from the other party.

18.12    Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under Applicable Laws, by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

18.13    Force Majeure. Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control, including acts of God, law or regulation or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or weather, labor disturbances, epidemic or failure of suppliers, public utilities or common carriers; provided, that the party seeking relief under this Section shall immediately notify the other party of such cause(s) beyond such party’s reasonable control. The party that may invoke this Section shall use commercially reasonable efforts to reinstate its ongoing obligations to the other party as soon as practicable. If the cause(s) shall continue unabated for [*], then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from such cause(s).

18.14    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

[Signature page follows]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

Catalent PharmaSolutions, LLC		Salix Pharmaceuticals, Inc.

By:	/s/ Ian Muir	By:

Name:	Ian Muir	Name:

Its:	VP Modified Release	Its:

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

Catalent Pharma Solutions, LLC	Salix Pharmaceuticals, Inc.

By:	By:	/s/ William P. Forbes

Name:	Name:	William P. Forbes

Its:	Its:	VP, R&D and CDO

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ATTACHMENT A

VALIDATION SERVICES

See attached.

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.